Exhibit 4.1

Form of Warrant

PROVECTUS BIOPHARMACEUTICALS, INC.

SERIES A WARRANT TO PURCHASE COMMON STOCK

Date of Issuance: August 30, 2016

VOID AFTER AUGUST 30, 2021

THIS SERIES A WARRANT TO PURCHASE COMMON STOCK (the “Warrant”) certifies that, for value received,                     , or permitted registered assigns (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Date of Issuance (the “Initial Exercise Date”) and on or prior to the close of business on August 30, 2021 (the “Termination Date”) but not thereafter, to subscribe for and purchase at the Exercise Price (defined below) from Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), up to                  shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”). This warrant is one of a series of warrants issued by the Company as of the date hereof (individually a “Warrant”; collectively, “Company Warrants”).

1. DEFINITIONS. As used herein, the following terms shall have the following meanings:

“Adjusted Exercise Price” shall have the meaning set forth in Section 4.2 below.

“Adjusted Exercise Shares Amount” shall mean 100% of the number of shares of Common Stock that would be issuable as of November 23, 2016 upon conversion of the number of shares of the Company’s Series B Preferred Stock originally issued to the Holder on the Date of Issuance, after giving effect to any adjustments required to be made to the conversion price thereof as of November 23, 2016, and without giving effect to any prior conversions thereof, pursuant to the certificate of designations relating thereto.

“Alternate Consideration” shall have the meaning set forth in Section 4.3 below.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Attribution Parties” shall have the meaning set forth in Section 2.4(a) below.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 2.4(d) below.

“Board of Directors” means the board of directors of the Company.

“Buy-In” shall have the meaning set forth in Section 2.1(b) below.

“Date of Issuance” shall have the meaning set forth on the cover page of this Warrant.

“DWAC” shall have the meaning set forth in Section 2.1(b) below.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Period” shall mean the period commencing on the Initial Exercise Date and ending on the Termination Date, unless sooner terminated as provided below.

“Exercise Price” shall mean $0.275 per share, subject to adjustment pursuant to Section 4 below.

“Exercise Share Delivery Date” shall have the meaning set forth in Section 2.1(b) below.

“Exercise Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant, subject to adjustment pursuant to Section 4 below.

“Fundamental Transaction” shall have the meaning set forth in Section 4.3 below.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind

“Principal Market” means the New York Stock Exchange MKT or such other principal securities exchange or trading market where such security is then listed or traded.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Successor Entity” shall have the meaning set forth in Section 4.3 below.

“Trading Day” means a day on which the Common Stock is traded for any period on the Principal Market.

“Transfer Agent” means Broadridge Corporate Issuer Solutions or any successor transfer agent of the Company.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, L.P. through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.).

2. EXERCISE OF WARRANT.

2.1 STANDARD EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other office or agent of the Company as it may designate by notice in writing to the Holder):

(a) An executed facsimile (or e-mail attachment) of the Notice of Exercise in the form attached hereto; and

(b) Payment of the Exercise Price within three (3) Trading Days of the date the Notice of Exercise is delivered to the Company either (i) by wire transfer or cashier’s check drawn on a United States bank (subject to the limitations in Section 2.4 below), or (ii) pursuant to net exercise terms outlined under Section 2.2 below. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. The Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Exercise Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Exercise Shares available hereunder shall have the effect of lowering the outstanding number of Exercise Shares purchasable hereunder in an amount equal to the applicable number of Exercise Shares purchased. The Holder and the Company shall maintain records showing the number of Exercise Shares purchased and the date of such purchases. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Exercise Shares hereunder, the number of Exercise Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

Exercise Shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) Trading Days after the delivery to the Company of the Notice of Exercise (such date, the “Exercise Share Delivery Date”), provided that the Company shall not be obligated to deliver Exercise Shares hereunder unless the Company has received the aggregate Exercise Price on or before the Exercise Share Delivery Date. This Warrant shall be deemed to have been exercised at the time the Notice of Exercise is delivered to the Company. Upon delivery of the Notice of Exercise, the Exercise Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date this Warrant has been exercised, irrespective of the date of delivery of the Exercise Shares; provided payment of the aggregate Exercise Price (other than in the case of a Cashless Exercise) is received within three Trading Days of delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent as the Transfer Agent that is a participant in the FAST program so long as this Warrant remains outstanding and exerciseable.

Notwithstanding the foregoing, the Company shall not be required to make the payments set forth herein in the case of uncertificated Exercise Shares if the Holder fails to timely initiate a DWAC request to receive such uncertificated Exercise Shares.

Notwithstanding the foregoing, if the Company fails to cause the Transfer Agent to transmit to the Holder a certificate or the certificates representing the Exercise Shares pursuant to an exercise on or before the

Exercise Share Delivery Date, then the Holder will have the right to rescind such Notice of Exercise. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver a certificate pursuant to the terms hereof.

In addition, if the Company fails for any reason to deliver to the Holder the Exercise Shares subject to a Notice of Exercise by the close of business on the Exercise Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Exercise Shares subject to such exercise (based on the Weighted Average Price of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the third trading day and increasing to $40 on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the Exercise Share Delivery Date until such Exercise Shares are delivered or the Holder rescinds such exercise. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Exercise Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Exercise Shares in accordance with the provisions of Section 2.1 above pursuant to an exercise on or before the Exercise Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder was entitled to receive upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of Exercise Shares that the Holder was entitled to receive from the exercise at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions), and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company had timely complied with its delivery requirements hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with respect to which the actual sale price (including brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to the Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reinstatement of the portion of the Warrant and the equivalent Exercise Shares for which such exercise was not honored and (ii) receive the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements hereunder.

Issuance of certificates for Exercise Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Exercise Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

2.2 NET EXERCISE. If during the Exercise Period, the issuance of the Exercise Shares to the Holder is not covered by the registration statement on Form S-3 (File No. 333-205704) or any other effective registration statement under the Securities Act of 1933, as amended, and the fair market value of one share of the Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), the Company shall be permitted to satisfy its obligation to issue the shares to be issued on exercise of this Warrant by issuing to the Holder, and the Holder shall be permitted to exercise all or part of this Warrant by electing to receive, shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled), in lieu of paying the Exercise Price in immediately available funds. Upon delivery of a properly endorsed Notice of Exercise, the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y (A–B)
A

Where	X	=	the number of shares of Common Stock to be issued to the Holder

	Y	=	the number of shares of Common Stock for which the Warrant is then being exercised if such exercise were by means of a cash exercise rather than a cashless exercise

	A	=	the last Weighted Average Price immediately preceding the time of delivery of the Notice of Exercise giving rise to the applicable “cashless exercise”, as set forth in the applicable Notice of Exercise (to clarify, the “last Weighted Average Price” will be the last Weighted Average Price as calculated over an entire Trading Day such that, in the event that this Warrant is exercised at a time that the Principal Market is open, the prior Trading Day’s Weighted Average Price shall be used in this calculation)

	B	=	Exercise Price in effect at the time of exercise

If Exercise Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Exercise Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2.2, subject to any change in applicable law, regulation or guidance.

2.3 ISSUANCE OF NEW WARRANTS. Upon any partial exercise of this Warrant, the Company, at its expense, will, upon the written request of the Holder and upon surrender of this Warrant, forthwith and, in any event within five Trading Days after the surrender of this Warrant, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of shares of Common Stock remaining available for purchase under this Warrant.

2.4 EXERCISE LIMITATIONS; HOLDER’S RESTRICTIONS.

(a) Notwithstanding anything herein to the contrary, the Company shall not effect any exercise of the Company Warrants, and the Holder shall not have the right to exercise any portion of its Warrant, to the extent that, after giving effect to an attempted exercise, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (such Persons, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).

(b) For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of the Company Warrants with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) exercise of the remaining, unexercised portion of any Company Warrants beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Holder or any of its Attribution Parties (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 2.4, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations promulgated thereunder. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations promulgated thereunder.

(c) To the extent that the limitation contained in this Section 2.4 applies, the determination of whether the Warrant may be exercised (in relation to other securities owned by the Holder together with any Attribution Parties) and of which portion of its Warrant may be exercised shall be in the sole discretion of the Holder and the submission of a Notice of Exercise shall be deemed to be such Holder’s determination of whether the Warrant may be exercised (in relation to other securities owned by such Holder together with any Attribution Parties) and what portion of the Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section 2.4, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent public filing with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) a more recent notice by the Company or the Transfer Agent to the Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Holder (which may be by email), the Company shall, within two (2) business days of such request, confirm orally and in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including shares of the Company’s Series B Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder.

(d) The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to any exercise of Company Warrants held by the applicable Holder (to the extent permitted pursuant to this Section 2.4). The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.4 applicable to this Warrant provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the exercise of any Company Warrants held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company and shall only be effective with respect to such Holder. The provisions of this Section 2.4 shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

3. COVENANTS OF THE COMPANY.

3.1 COVENANTS AS TO EXERCISE SHARES. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof.

The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

3.2 NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, and will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment.

3.3 NOTICES OF RECORD DATE AND CERTAIN OTHER EVENTS. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall provide to the Holder, at least ten (10) days prior to the date on which any such record is to be taken for the purpose of such dividend or distribution, a notice specifying such date. In the event of any voluntary dissolution, liquidation or winding up of the Company, the Company shall provide to the Holder, at least ten (10) days prior to the date of the occurrence of any such event, a notice specifying such date. In the event the Company authorizes or approves, enters into any agreement contemplating, or solicits stockholder approval for any Fundamental Transaction, as defined in Section 4.3 below, the Company shall provide to the Holder, at least ten (10) days prior to the date of the occurrence of such Fundamental Transaction, a notice specifying such date. Notwithstanding the foregoing, the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries of the Company, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

4. ADJUSTMENT OF EXERCISE PRICE AND EXERCISE SHARES.

4.1 STOCK DIVIDENDS AND STOCK SPLITS. If the Company, at any time while this Warrant is outstanding, (a) pays a stock dividend or otherwise makes a distribution or distributions with respect to any class of capital stock that is payable in shares of Common Stock; (b) subdivides outstanding shares of Common Stock into a larger number of shares; or (c) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Company). Any adjustment made pursuant to this Section 4.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

4.2 ADJUSTMENT OF EXERCISE PRICE. If the Exercise Price in effect on November 23, 2016 exceeds eighty-five percent (85%) of the average of the forty-five (45) lowest Weighted Average Prices of the Common Stock during the period commencing on August 30, 2016 and ending on, and including, November 23, 2016 (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events during such period) (the “Adjusted Exercise Price”), then as of November 23, 2016 (a) the Exercise Price hereunder shall be reset to equal the Adjusted Exercise Price and shall be further subject to adjustment as provided herein, and (b) the number of Exercise Shares for which this Warrant may be exercised shall be reset to equal the Adjusted Exercise Shares Amount and shall be further subject to adjustment as provided herein.

4.3 FUNDAMENTAL TRANSACTION. If, at any time while this Warrant is outstanding, (a) the Company effects any merger or consolidation of the Company with or into another Person (other than a merger in which the Company is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (b) the Company effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (c) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (d) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 4.1 above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant the Holder shall have the right to receive, in lieu of the right to receive Exercise Shares, for each Exercise Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall adjust the Exercise Price in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent any portion of the Company Warrants remain outstanding following a Fundamental Transaction, the Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under the Company Warrants in accordance with the provisions of this Section 4.3 pursuant to written agreements in customary form and, to the extent necessary to effectuate the foregoing provisions, shall cause any Successor Entity in such Fundamental Transaction to execute new Warrants with the same terms and conditions consistent with the foregoing provisions and evidencing the Holders’ right to exercise such warrants into Alternate Consideration. The terms of any agreement to which the Company is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such Successor Entity to comply with the provisions of this Section 4.3 and insuring that the Company Warrants (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Company shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Company, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

4.4 CALCULATIONS. Upon the occurrence of each adjustment pursuant to this Section 4, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Exercise Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Transfer Agent.

5. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of an Exercise Share by such fraction.

6. NO STOCKHOLDER RIGHTS. Other than as provided in Section 3.3 or otherwise herein, the Holder, solely in such Holder’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Holder’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Exercise Shares which such Holder is then entitled to receive upon the due exercise of this Warrant, except as expressly set forth in Section 4. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7. TRANSFER OF WARRANT. Subject to compliance with any applicable laws, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company or its designated agent, whereupon the Company or its agent, as applicable, will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 2.3), registered as the Holder may request, representing the right to purchase the number of Exercise Shares being transferred by the Holder and, if less then the total number of Exercise Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 2.3) to the Holder representing the right to purchase the number of Exercise Shares not being transferred.

8. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof but which shall in no event include the posting of any bond), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed.

9. DISPUTE. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Exercise Shares, the Company shall promptly issue to the Holder the number of Exercise Shares that are not disputed and resolve such dispute in accordance with this Section 9. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Exercise Shares, the Company shall provide notice to the Holder of the disputed determinations or arithmetic calculations within two Trading Days of receipt of the Notice of Exercise giving rise to such dispute, as the case may be. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Exercise Shares within three Trading Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within three Trading Days, submit (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Exercise Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

10. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Trading Day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page hereto and to Holder at the address appearing on the books of the Company or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.

11. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

12. GOVERNING LAW; WAIVER OF JURY TRIAL. This Warrant shall be governed by, and construed in accordance with, the laws of the State of New York. The Holder and the Company hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby. The Holder and the Company irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Warrant in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND THE HOLDER HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

13. AMENDMENT OR WAIVER. Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. The Company shall give prompt written notice to the Holder of any amendment hereof or waiver hereunder that was effected without the Holder’s written consent. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first above indicated.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:
Name:
Title:

7327 Oak Ridge Highway
Knoxville, TN 37931

NOTICE OF EXERCISE

TO: PROVECTUS BIOPHARMACEUTICALS, INC.

(1) The undersigned hereby elects to purchase Exercise Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any. By executing this notice, the undersigned Holder represents that it has complied with the Holder’s exercise limitations set forth in Section 2.4 of the Warrant.

(2) Payment shall take the form of (check applicable box):

☐  in lawful money of the United States; or

☐  if permitted, the cancellation of such number of Exercise Shares as is necessary, in accordance with the formula set forth in Section 2.2 of the Warrant, to exercise the Warrant with respect to the maximum number of Exercise Shares purchasable pursuant to the cashless exercise procedure set forth in Section 2.2.

(3) Please issue a certificate or certificates representing said Exercise Shares in the name of the undersigned or in such other name as is specified below:

The Exercise Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [                    ] all of or [                ] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

.

Dated: ,

Holder’s Signature:

Holder’s Address:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.